UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2010 (November 12, 2010)
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
In April 2009, Alnylam Pharmaceuticals, Inc. (the “Company”) and Isis Pharmaceuticals, Inc. (“Isis”) amended and restated their existing strategic collaboration and license agreement (as amended and restated, the “Amended and Restated Isis Agreement”), originally entered into in March 2004, to extend the broad cross-licensing arrangement regarding double-stranded RNAi that was established in 2004. As part of the Amended and Restated Isis Agreement, the Company and Isis established a collaborative effort focused on the development of single-stranded RNAi (“ssRNAi”) technology, and the Company obtained from Isis a co-exclusive, worldwide license to Isis’ current and future patents and patent applications relating to chemistry and RNA-targeting mechanisms to research, develop and commercialize ssRNAi products. Under the terms of the Amended and Restated Isis Agreement, the Company paid Isis $11.0 million in license fees upon signing the agreement in connection with the ssRNAi research program. In addition, the Company was obligated to fund research activities at a minimum of $3.0 million a year for three years with research and development activities conducted by both the Company and Isis. Under the terms of the Amended and Restated Isis Agreement, the Company had a unilateral right to terminate the ssRNAi research program, which right was mutually extended by the parties from September 30, 2010 into the fourth quarter of 2010.
On November 12, 2010, the Company notified Isis that it was exercising its right to terminate the ssRNAi collaborative effort, and all licenses to ssRNAi products granted by Isis to the Company under the Amended and Restated Isis Agreement, and any obligation thereunder by the Company to provide further research funding or pay additional license fees, including the $10.0 million license fee that was due in the fourth quarter of 2010, milestone payments, royalties or sublicense payments to Isis for such ssRNAi products, also terminated.
The termination of this collaborative effort does not affect the remainder of the Amended and Restated Isis Agreement, including the Company’s licenses to Isis’ current and future patents and patent applications relating to double-stranded RNAs, which will continue in full force and effect.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: November 16, 2010	By:	/s/ Patricia L. Allen
Patricia L. Allen
Vice President, Finance and Treasurer